                                                                   EXHIBIT 10.14

                                CREDIT AGREEMENT

                         Dated as of February 16, 1996

                                     Among

                       STERLING ELECTRONICS CORPORATION,

                                  as Borrower,

                           THE FINANCIAL INSTITUTIONS
                           WHICH ARE PARTIES HERETO,

                                   as Banks,

                                      and

                          NATIONSBANK OF TEXAS, N.A.,

                             as Agent for the Banks



                                  $40,000,000

                               TABLE OF CONTENTS



                                                                              Page
                                      ARTICLE I

                          DEFINITIONS AND ACCOUNTING TERMS

    Section 1.01.    Certain Defined Terms  . . . . . . . . . . . . . . . . . .   1
    Section 1.02.    Computation of Time Periods  . . . . . . . . . . . . . . .  14
    Section 1.03.    Accounting Terms; Changes in GAAP  . . . . . . . . . . . .  14
    Section 1.04.    Types of Advances  . . . . . . . . . . . . . . . . . . . .  15
    Section 1.05.    Miscellaneous  . . . . . . . . . . . . . . . . . . . . . .  15

                                     ARTICLE II

                       THE ADVANCES AND THE LETTERS OF CREDIT

    Section 2.01.    The Advances and Swing Loans . . . . . . . . . . . . . . .  15
    Section 2.02.    Method of Borrowing  . . . . . . . . . . . . . . . . . . .  16
    Section 2.03.    Fees   . . . . . . . . . . . . . . . . . . . . . . . . . .  20
    Section 2.04.    Termination of Commitments . . . . . . . . . . . . . . . .  20
    Section 2.05.    Repayment  . . . . . . . . . . . . . . . . . . . . . . . .  21
    Section 2.06.    Interest . . . . . . . . . . . . . . . . . . . . . . . . .  21
    Section 2.07.    Prepayments  . . . . . . . . . . . . . . . . . . . . . . .  23
    Section 2.08.    Breakage Costs . . . . . . . . . . . . . . . . . . . . . .  24
    Section 2.09.    Increased Costs  . . . . . . . . . . . . . . . . . . . . .  25
    Section 2.10.    Payments and Computations  . . . . . . . . . . . . . . . .  27
    Section 2.11.    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    Section 2.12.    Sharing of Payments, Etc.  . . . . . . . . . . . . . . . .  29
    Section 2.13.    Letters of Credit  . . . . . . . . . . . . . . . . . . . .  30

                                     ARTICLE III

                                CONDITIONS OF LENDING

    Section 3.01.    Conditions Precedent to Initial Borrowings and Issuance
                     of Letters of Credit   . . . . . . . . . . . . . . . . . .  33

    Section 3.02.    Conditions Precedent to all Borrowings and Issuances of
                     Letters of Credit  . . . . . . . . . . . . . . . . . . . . 34

                                     ARTICLE IV

                           REPRESENTATIONS AND WARRANTIES

    Section 4.01.    Organization, Standing and Qualification . . . . . . . . .  35
    Section 4.02.    Authority  . . . . . . . . . . . . . . . . . . . . . . . .  36
    Section 4.03.    Financial Condition  . . . . . . . . . . . . . . . . . . .  36
    Section 4.04.    Litigation . . . . . . . . . . . . . . . . . . . . . . . .  36
    Section 4.05.    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .  36
    Section 4.06.    No Violation or Conflicts  . . . . . . . . . . . . . . . .  36
    Section 4.07.    Defaults . . . . . . . . . . . . . . . . . . . . . . . . .  37
    Section 4.08.    Investment Company Act . . . . . . . . . . . . . . . . . .  37
    Section 4.09.    Public Utility Holding Company Act . . . . . . . . . . . .  37
    Section 4.10.    Compliance with Laws, Etc. . . . . . . . . . . . . . . . .  37
    Section 4.11     True and Complete Disclosure . . . . . . . . . . . . . . .  37

                                      ARTICLE V

                                AFFIRMATIVE COVENANTS

    Section 5.01.    Information  . . . . . . . . . . . . . . . . . . . . . . .  38
    Section 5.02.    Notification of Adverse Events . . . . . . . . . . . . . .  39
    Section 5.03.    Inspection . . . . . . . . . . . . . . . . . . . . . . . .  39
    Section 5.04.    Compliance with Laws, Etc. . . . . . . . . . . . . . . . .  39
    Section 5.05.    Conduct of Business and Financial Affairs  . . . . . . . .  40
    Section 5.06.    Insurance  . . . . . . . . . . . . . . . . . . . . . . . .  40
    Section 5.07.    Guaranties; Pledge Agreements  . . . . . . . . . . . . . .  40

                                     ARTICLE VI

                                 NEGATIVE COVENANTS

    Section 6.01.    Debt . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
    Section 6.02.    Other Obligations  . . . . . . . . . . . . . . . . . . . .  42
    Section 6.03.    Liens  . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    Section 6.04.    Negative Pledge  . . . . . . . . . . . . . . . . . . . . .  43

    Section 6.05.    Corporate Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
    Section 6.06.    Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
    Section 6.07.    Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
    Section 6.08.    Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . .   45
    Section 6.09.    Lines of Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
    Section 6.10.    Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
    Section 6.11.    Financial Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
    Section 6.12.    Restricted Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46

                                     ARTICLE VII

                                DEFAULT AND REMEDIES

    Section 7.01.    Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
    Section 7.02.    Optional Acceleration of Maturity  . . . . . . . . . . . . . . . . . . . . . . .   49
    Section 7.03.    Automatic Acceleration of Maturity . . . . . . . . . . . . . . . . . . . . . . .   49
    Section 7.04.    Cash Collateral Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
    Section 7.05.    Non-exclusivity of Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . .   51
    Section 7.06.    Right of Set-off . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51

                                    ARTICLE VIII

                           THE AGENT AND THE ISSUING BANK

    Section 8.01.    Authorization and Action . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
    Section 8.02.    Agent's Reliance, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
    Section 8.03.    The Agent and Its Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . .   52
    Section 8.04.    Bank Credit Decision . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
    Section 8.05.    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
    Section 8.06.    Successor Agent and Issuing Bank . . . . . . . . . . . . . . . . . . . . . . . .   53

                                     ARTICLE IX

                                    MISCELLANEOUS

    Section 9.01.    Amendments, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
    Section 9.02.    Notices, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
    Section 9.03.    No Waiver; Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
    Section 9.04.    Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55

    Section 9.05.    Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
    Section 9.06.    Bank Assignments and Participations  . . . . . . . . . . . . . . . . . . . . . .   56
    Section 9.07.    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
    Section 9.08.    Execution in Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
    Section 9.09.    Survival of Representations, Etc . . . . . . . . . . . . . . . . . . . . . . . .   59
    Section 9.10.    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
    Section 9.11.    Business Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
    Section 9.12.    Usury Not Intended . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
    Section 9.13.    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61


                                CREDIT AGREEMENT


         This Credit Agreement dated as of February 16, 1996 is among Sterling Electronics Corporation, a Nevada corporation, as Borrower, the financial institutions which are parties hereto, as Banks, and NationsBank of Texas, N.A., as Agent for the Banks.

         The Borrower, the Banks, and the Agent agree as follows:


                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

         Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Adjusted Base Rate" means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 0.50%.

         "Advance" means any advance by a Bank to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance.

         "Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract or otherwise.

         "Agent" means NationsBank of Texas, N.A. in its capacity as an agent pursuant to Article VIII and any successor agent pursuant to Section 8.06.

         "Agent's Letter" means the letter agreement dated as of February 16, 1996 between the Borrower and the Agent designating itself as the Agent's Letter.

         "Agreement" means this Credit Agreement dated as of February 16, 1996 among the Borrower, the Agent, and the Banks.

         "Applicable Law" means all applicable provisions of all constitutions, statutes, rules, regulations, and orders of all governmental bodies, all Governmental Requirements, and all orders, judgments, and decrees of all courts, administrative law judges, and arbitrators.

         "Applicable Lending Office" means, with respect to each Bank, such Bank's Domestic Lending Office in the case of a Base Rate Advance and such Bank's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

         "Applicable Margin" means, as of any date of its determination and with respect to the interest rates, commitment fees, and letter of credit fees payable by the Borrower hereunder, the respective rates per annum set forth below in the applicable row in the column corresponding to the Pricing Level in effect as of such date:

                                           Pricing          Pricing          Pricing
                                           Level I          Level II         Level III
                                           -------          --------         ---------
Eurodollar Rate Advances                   0.75%            1.125%           1.50%
Base Rate Advances                         0.00%            0.00%            0.25%
Commitment Fee                             0.25%            0.30%            0.35%
Letter of Credit Fee                       0.75%            1.125%           1.50%

The foregoing Pricing Levels shall be determined from the consolidated financial statements of the Borrower most recently delivered pursuant to
Section 5.01(b), and any change in the Applicable Margin shall be retroactively effective as of the date of such financial statements. Upon any retroactive decrease in the Pricing Levels, if the Borrower has overpaid interest or fees based upon the previous higher Pricing Level then the excess interest or fees shall be credited against the next payment of such interest or fees, respectively, due under this Agreement (or if this Agreement has expired, the excess interest or fees shall be promptly refunded to the Borrower by the applicable parties). Upon any retroactive increase in the Pricing Levels, if the Borrower has underpaid interest or fees based upon the previous lower Pricing Level then the unpaid interest or fees shall be paid by the Borrower to applicable parties when the next payment of such interest or fees, respectively, are due and payable under this Agreement.

         "Assignment and Acceptance" means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Agent, in substantially the form of the attached Exhibit A.

         "Banks" means the lenders listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 9.06.

         "Base Rate" means a fluctuating interest rate per annum as shall be in effect from time to time equal to the rate of interest publicly announced by NationsBank of Texas, N.A. as its prime rate, whether or not the Borrower has notice thereof.

         "Base Rate Advance" means an Advance which bears interest as provided in Section 2.06(a).

         "Borrower" means Sterling Electronics Corporation, a Nevada corporation.

         "Borrowing" means a borrowing consisting of simultaneous Advances of the same Type made by each Bank pursuant to Section 2.01(a) or Converted by each Bank to Advances of a different Type pursuant to Section 2.02(b).

         "Borrowing Base" means, as of any date of its determination by the Agent, the sum of (a) 85% of the Borrower's consolidated Eligible Receivables as of such date, plus (b) 50% of the difference between (i) the Borrower's consolidated Eligible Inventory as of such date and (ii) the Borrower's consolidated trade payables as of such date, minus (c) 67% of the outstanding principal amount of the Borrower's consolidated long-term indebtedness for borrowed money described in Section 6.01(c) as of such date. The Borrowing Base shall be based upon the most recent Borrowing Base Certificate delivered to the Agent pursuant to Section 5.01(c).

         "Borrowing Base Certificate" means a borrowing base certificate in the form of the attached Exhibit B-1.

         "Business Day" means a day of the year on which banks are not required or authorized to close in Dallas, Texas and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on by banks in the London interbank market.

         "Canadian Subsidiaries" means any Subsidiary of the Borrower formed under the laws of Canada or any jurisdiction of Canada.

         "Cash Collateral Account" means a special interest bearing cash collateral account containing cash deposited pursuant to Section 7.02(b) or 7.03(b) to be maintained at the Agent's office in accordance with Section 7.04.

         "Change of Control" means (a) the direct or indirect acquisition by any Person or group of Persons acting together which would constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), together with any Affiliates thereof, of beneficial ownership (as defined in Rule 13-d-3 under the Exchange Act) or control of 40% or more of the total voting power of all of the classes of capital stock of the Borrower entitled to vote generally in the election of directors of the Borrower or (b) during any period of 12 consecutive months, beginning with and after the date of this Agreement, individuals who at the beginning of such 12- month period were directors of the Borrower shall cease for any reason to constitute a majority of the board of directors of the Borrower at any time during such period.

         "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

         "Commitment" means, with respect to each Bank, the amount set opposite such Bank's name on the signature pages hereof as its Commitment, or if such Bank has entered into any Assignment and Acceptance, set forth for such Bank as its Commitment in the Register maintained by the Agent pursuant to Section 9.06(c), as such amount may be reduced pursuant to Section 2.04.

         "Compliance Certificate" means a compliance certificate in the form of the attached Exhibit B-2.

         "Consolidated EBITDA" means, with respect to any Person and for any period of its determination, the Person's consolidated net income for such period, plus the Person's consolidated interest expense, taxes, and depreciation and amortization for such period.

         "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person and for any period of its determination, the ratio of (a) the Person's Consolidated EBITDA less the Person's consolidated tax expense for such period plus the Person's consolidated operating lease expense for such period to (b) the Person's consolidated interest expense and operating lease expense for such period plus the Person's consolidated scheduled principal payments on long-term Consolidated Funded Debt (other than, with respect to the Borrower, scheduled principal payments on the Advances) for such period plus the Person's scheduled redemptions on mandatorily redeemable preferred stock during such period.

         "Consolidated Funded Debt" means, with respect to any Person and as of any date of its determination, without duplication, the Person's consolidated Debt of the types described in clauses (a) through (d) and (g) of the definition of Debt.

         "Consolidated Leverage Ratio" means, with respect to any Person and as of any date of its determination, the ratio of (a) the Person's consolidated Debt as of such date to (b) the Person's Consolidated Total Capital as of such date.

         "Consolidated Net Worth" means, with respect to any Person and as of any date of its determination, the Person's consolidated total assets as of such date minus the Person's consolidated total liabilities as of such date.

         "Consolidated Quick Ratio" means, with respect to any Person and as of any date of its determination, the ratio of (a) the Person's consolidated cash, Liquid Investments, and accounts receivable as of such date to (b) the Person's consolidated current liabilities (excluding the Advances, to the extend the Advances are current liabilities) as of such date.

         "Consolidated Tangible Net Worth" means, with respect to any Person and as of any date of its determination, the Person's Consolidated Net Worth as of such date, except that the sum of the following shall be excluded therefrom: goodwill, patents, trademarks, copyrights, deferred credits, and any other intangible assets.

         "Consolidated Total Capital" means, for any Person and as of any date of its determination, the sum of, without duplication, (a) the Person's consolidated Debt as of such date plus (b) such Person's consolidated common and preferred stockholders' equity as of such date.

         "Control Percentage" means, with respect to any Person, the percentage of the outstanding capital stock or other ownership interests of such Person having ordinary voting power which gives the direct or indirect holder of such stock or interests the power to elect a majority of the Board of Directors or similar governing body of such Person.

         "Convert," "Conversion," and "Converted" each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.02(b).

         "Credit Documents" means this Agreement, the Notes, the Swing Note, the Guaranties, the Security Documents, the Interest Hedge Agreements, the Agent's Letter, and each other agreement, instrument, or document executed by the Borrower or any of its Subsidiaries at any time in connection with this Agreement.

         "Credit Obligations" means all Advances, Swing Loans, Reimbursement Obligations, and other amounts payable by the Borrower or any Guarantor to the Agent or the Banks under the Credit Documents.

         "Credit Parties" means the Borrower and each Subsidiary of the Borrower.

         "Debt" means, in the case of any Person, without duplication (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments, (c) obligations of such Person to pay the deferred purchase price of property or services, other than trade payables outstanding in the ordinary course of business, (d) obligations of such Person as lessee under leases which are, in accordance with GAAP, recorded as capital leases, (e) obligations of such Person under or relating to letters of credit or guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) of this definition, (f) indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) of this definition secured by any Lien on or in respect of any property of such Person (limited, however, to the lesser of the amount of its liability or the value of such property), and (g) any mandatorily redeemable preferred stock issued by such Person.

         "Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "Dollar Equivalent" means the equivalent in another currency of an amount in Dollars to be determined by reference to the rate of exchange quoted by NationsBank of Texas, N.A., at 10:00 a.m. (Dallas, Texas, time) on the date of determination, for the spot purchase in the foreign exchange market of such amount of Dollars with such other currency.

         "Dollars" and "$" means lawful money of the United States of America.

         "Domestic Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Domestic Lending Office" opposite its name on
Schedule 1 or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any State thereof, and having primary capital of not less than $500,000,000 and approved by the Agent and the Borrower, which approval shall not be unreasonably withheld, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development and having primary capital (or its equivalent) of not less than $500,000,000 (or its Dollar Equivalent) and approved by the Agent and the Borrower, which approval shall not be unreasonably withheld, or (c) any other Person that has been approved by the Borrower in its sole discretion and the Agent, which approval by the Agent shall not be unreasonably withheld.

         "Eligible Inventory" means, with respect to any Person and as of any date of its determination, the inventory of such Person reflected on the most recent balance sheet of such Person that does not represent work in process.

         "Eligible Receivables" means, with respect to any Person and as of any date of its determination, the accounts receivable of such Person reflected on the most recent balance sheet of such Person that has not been outstanding more than 90 days from the invoice date.

         "Environmental Law" means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements now or hereafter in effect relating to the pollution, destruction, loss, or injury of the environment, the presence of any contaminant in the environment, the protection, cleanup, remediation, or restoration of the environment, the creation, handling, transportation, use, or disposal of any waste product in the environment, exposure of Persons to any contaminant, waste, or hazardous substance in the environment, and the health and safety of employees in relation to its environment.

         "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.

         "Eurodollar Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Eurodollar Lending Office" opposite its name on Schedule 1 (or, if no such office is specified, its Domestic Lending Office) or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

         "Eurodollar Rate" means, for the Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1.00% per annum) equal to the rate per annum at which deposits in Dollars are offered by the principal office of NationsBank of Texas, N.A. in London, England to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to NationsBank of Texas, N.A.'s Eurodollar Rate Advance comprising part of such Borrowing and for a period equal to such Interest Period.

         "Eurodollar Rate Advance" means an Advance which bears interest as provided in Section 2.06(b).

         "Eurodollar Rate Reserve Percentage" of any Bank for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

         "Events of Default" has the meaning set forth in Section 7.01.

         "Existing Credit Agreement" means the Credit Agreement dated as of December 31, 1993 among the Borrower, the Agent, and NationsBank as amended through the date of this Agreement.

         "Expiration Date" means, with respect to any Letter of Credit, the date on which such Letter of Credit shall expire or terminate in accordance with its terms.

         "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any of its successors.

         "Financial Statements" means the audited balance sheet and income, retained earnings, and cash flow statements dated April 1, 1995, referred to in
Section 4.03, copies of which have been delivered to the Agent and the Banks.

         "Fiscal Year" means the fiscal year of the Borrower ending on the Saturday closest to March 31 of each year.

         "Fiscal Quarter" means a thirteen or fourteen week fiscal quarter of the Borrower, with the first Fiscal Quarter ending the Saturday closest to June 30, the second Fiscal Quarter ending the Saturday closest to September 30, the third Fiscal Quarter ending the Saturday closest to December 31, and the fourth Fiscal Quarter ending the Saturday closest to March 31.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

         "Government Authority" means any foreign government authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over any Bank, the Borrower, or the Borrower's Subsidiaries or any of their respective Properties.

         "Guarantor" means any Person that has executed or hereafter executes a Guaranty, including Kann-Ellert Electronics, Inc., a Maryland corporation; Meridian Electronics, Incorporated, a Virginia corporation; Airmark Plastics Corporation, a California corporation; Passive Technology Sales, Inc., a California corporation; Sterling Partners, Inc., a Nevada corporation; Sterling Electronics Partners, L.P., a Texas limited partnership; and any other Subsidiary of the Borrower which hereafter executes a Guaranty.

         "Guaranty" means (a) the Guaranties dated as of February 16, 1996 made by certain Subsidiaries of the Borrower in favor of the Agent for the benefit of the Agent and the ratable benefit of the Banks guaranteeing the Credit Obligations and (b) any additional Guaranties made by Subsidiaries of the Borrower in favor of the Agent for the benefit of the Agent and the ratable benefit of the Banks guaranteeing the Credit Obligations, including those executed under Section 5.07.

         "Interest Hedge Agreement" means an interest hedge, rate swap, or cap, or similar arrangement between the Borrower and a Bank providing for the exchange of nominal interest obligations or the cap of the interest rate on the Advances made under this Agreement.

         "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Base Rate Advance into such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may, upon notice received by the Agent not later than 11:00 a.m. (Dallas, Texas, time) on, the second Business Day prior to the first day of such Interest Period select; provided, however, that:

         (a) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

         (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

         (c) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

         "Interim Financial Statements" means the unaudited balance sheet and income and cash flow statements dated September 30, 1995, referred to in
Section 4.03, copies of which have been delivered to the Agent and the Banks.

         "Issuing Bank" means NationsBank of Texas, N.A. and any successor issuing bank pursuant to Section 8.06.

         "Letter of Credit" means, individually, each letter of credit issued under the Existing Agreement and any other letter of credit issued by the Issuing Bank which is subject to this Agreement, and "Letters of Credit" means all such letters of credit collectively.

         "Letter of Credit Documents" means, with respect to any Letter of Credit, such Letter of Credit and any agreements, documents, and instruments entered into in connection with or relating to such Letter of Credit.

         "Letter of Credit Exposure" means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time and
(b) the aggregate unpaid amount of all Reimbursement Obligations at such time.

         "Letter of Credit Obligations" means any obligations of the Borrower under this Agreement in connection with the Letters of Credit.

         "Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement).

         "Liquid Investments" means (a) certificates of deposit of or demand deposits with commercial banks organized under the laws of the United States of America having capital resources in excess of $100,000,000; (b) certificates of deposit which are fully insured by the Federal Deposit Insurance Corporation or its successors; (c) commercial paper issued by any Bank or an Affiliate of any Bank or any commercial banking institutions or corporations rated at least P-1 by Moody's Investors Services, Inc., or A-1 by Standard & Poor's Corporation;
(d) obligations of the United States of America or any agency thereof and obligations guaranteed by the United States of America or any agency thereof;
(e) repurchase agreements fully collateralized by obligations of the types described above which are entered into with banks or trust companies having net worth in excess of $500,000,000; and (f) investments in money market funds which invest solely in the types of investments described above; provided that in each case the above obligations are due within one year from the date of purchase and payable in U.S. Dollars.

         "Majority Banks" means, at any time, Banks holding at least 66-2/3% of the then aggregate unpaid principal amount of the Notes held by the Banks and the Letter of Credit Exposure of the Banks at such time, or, if no such principal amount and Letter of Credit Exposure is then outstanding, Banks having at least 66-2/3% of the aggregate amount of the Commitments at such time.

         "Material Adverse Effect" means a material adverse change in the assets, liabilities, properties, business or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, including, but not limited to, any event or circumstance which would have a material adverse effect on the Borrower's ability to perform its obligations under the Credit Documents.

         "Maturity Date" means February 16, 1999.

         "Maximum Rate" means the maximum nonusurious interest rate under applicable law.

         "NationsBank" means NationsBank of Texas, N.A.

         "Note" means a promissory note of the Borrower payable to the order of any Bank, in substantially the form of the attached Exhibit E, evidencing indebtedness of the Borrower to such Bank resulting from Advances owing to such Bank.

         "Notice of Borrowing" means a notice of borrowing in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.

         "Notice of Conversion or Continuation" means a notice of conversion or continuation in the form of the attached Exhibit G signed by a Responsible Officer of the Borrower.

         "Permits" means any and all permits, authorizations, approvals, registrations, rights of way, orders or other approvals and licenses (a) under any (i) federal, state, local, or foreign statute, ordinance, or regulation,
(ii) final judgment, order, directive, injunction, decree or award of any Government Authority or (iii) agreement or other obligations with or to any Government Authority relating to compliance with matters described in (i) or
(ii) above or (b) granted by any Government Authority.

         "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

         "Pledge Agreements" means (a) the Pledge Agreement dated as of February 16, 1996, made by the Borrower in favor of the Agent pledging 65% of the common stock of DGW Electronics Corporation to the Agent for the benefit of the Agent and the ratable benefit of the Banks to secure the Credit Obligations and (b) any other Pledge Agreements made by the Borrower or any of its Subsidiaries pledging securities to the Agent for the benefit of the

Agent and the ratable benefit of the Banks to secure the Credit Obligations, including those executed under Section 5.07.

         "Pricing Level" means any one of the three pricing levels described below as Pricing Level I, Pricing Level II, or Pricing Level III. The applicable Pricing Level for any period shall be the Pricing Level giving the most favorable Applicable Margins to the Borrower for which each of the specified financial ratio tests described for that Pricing Level are met:

         "Pricing Level I" applies on any date, if, as of the last day of the Fiscal Quarter of the Borrower most recently ended, both (a) the Consolidated Fixed Charge Coverage Ratio of the Borrower for the preceding four Fiscal Quarters is greater than or equal to 2.00 to
         1.00 and (b) the Consolidated Leverage Ratio of the Borrower as of such date is less than or equal to 0.45 to 1.00. If either of these two test are not met, then the Pricing Level must be either Pricing Level II or Pricing Level III.

         "Pricing Level II" applies on any date, if, as of the last day of the Fiscal Quarter of the Borrower most recently ended, the Consolidated Leverage Ratio of the Borrower as of such date is less than or equal to 0.50 to 1.00, but greater than 0.45 to 1.00. If this test is not met, then the Pricing Level must be Pricing Level III.

         "Pricing Level III" applies on any date, if, as of the last day of the Fiscal Quarter of the Borrower most recently ended, neither Pricing Level I nor Pricing Level II applies.

         "Property" of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

         "Pro Rata Share" means, at any time with respect to any Bank, either
(a) the ratio (expressed as a percentage) of such Bank's Commitments at such time to the aggregate Commitments at such time or (b) if the Commitments have been terminated, the ratio (expressed as a percentage) of such Bank's aggregate outstanding Advances and Letter of Credit Exposure at such time to the aggregate outstanding Advances and Letter of Credit Exposure of all the Banks at such time.

         "Register" has the meaning set forth in paragraph (c) of Section 9.06.

         "Regulation G, T, U, or X" means Regulation G, T, U, or X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

         "Reimbursement Obligations" means all of the obligations of the Borrower set forth in paragraph (c) of Section 2.13.

         "Responsible Officer" means the Chief Executive Officer, President, Executive or Senior Vice President, Chief Financial Officer, or Secretary of any Person.

         "Security Documents means the Pledge Agreements, any financing statements, and any other documents and agreements executed by the Borrower or any Guarantor which secures repayment of the Credit Obligations.

         "Subsidiary" of a Person means any corporation or other entity of which more than 50% of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at such time capital stock or other ownership interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.

         "Swing Loan" has the meaning set forth in Section 2.01(b).

         "Swing Note" means the $3,000,000 Promissory Note dated as of February 16, 1996, made by the Borrower and payable to the order of NationsBank, in substantially the form of the attached Exhibit H, evidencing indebtedness of the Borrower to NationsBank under the line of credit created thereunder.

         "Type" has the meaning set forth in Section 1.04.

         Section 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

         Section 1.03.    Accounting Terms; Changes in GAAP.

         (a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements (except for changes to which the Borrower's independent public accountants take no exception).

         (b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, and all calculations of any amounts to be calculated under the definitions in Section 1.01 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the Financial Statements (except for changes in the principles of consolidation to which the Borrower's independent public accountants take no exception).

         Section 1.04. Types of Advances. The "Type" of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Base Rate Advance, each of which constitutes a Type.

         Section 1.05. Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. All references to documents, instruments, and agreements shall refer to such documents, instruments, and agreements as amended supplemented, or otherwise modified from time to time unless otherwise noted.


                                   ARTICLE II

                     THE ADVANCES AND THE LETTERS OF CREDIT

         Section 2.01.    The Advances and Swing Loans.

         (a) Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Maturity Date provided that the aggregate outstanding amount of Advances made by such Bank plus such Bank's Pro Rata Share of the Letter of Credit Exposure plus such Bank's Pro Rata Share of the aggregate outstanding amount of the Swing Loans may not exceed the lesser of (i) such Bank's Commitment or (ii) such Bank's Pro Rata Share of the Borrowing Base. Each Borrowing shall consist of Advances of the same Type made on the same day by the Banks ratably according to their respective Commitments. Borrowings comprised of Eurodollar Rate Advances shall be in an aggregate amount not less than $5,000,000 and in integral multiples of $1,000,000. At no time shall there be more than ten Interest Periods applicable to outstanding Eurodollar Rate Advances. Within the limits of each Bank's Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.07 and reborrow under this Section 2.01(a).

                 (b)      (i)     On the terms and conditions set forth in this
         Agreement and in the Swing Note, NationsBank may, in its discretion, from time to time on any Business Day during the period from the date of this Agreement until the Maturity Date make loans under the Swing Note ("Swing Loans") to the Borrower in an aggregate outstanding principal amount not to exceed the face amount of the Swing Note. No Swing Loan shall be made if the making of such Swing Loan would cause the aggregate outstanding amount of the Advances plus the Letter of Credit Exposure plus the aggregate outstanding amount of the Swing Loans to exceed the lesser of (A) the aggregate outstanding Commitments or (B) the Borrowing Base.

                 (ii) Swing Loans shall be made with such payment terms and interest rates as the Agent and the Borrower may agree in accordance with the terms of the Swing Note, provided that at any time when a Default or Event of Default exists, upon demand of NationsBank, the Borrower shall repay the Swing Loans. In the event that the Borrower does not promptly repay the Swing Loans upon such demand, NationsBank shall give notice of such failure to the Agent and the Banks, and each Bank shall promptly pay to NationsBank such Bank's Pro Rata Share of such payment, and such payment shall be deemed for all purposes of this Agreement to constitute a Base Rate Advance to the Borrower from such Bank. If such payment is not made by any Bank to NationsBank on the same day on which notice of such failure is received, such Bank shall pay interest thereon to NationsBank at a rate per annum equal to the Federal Funds Rate. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Agent and the Banks to record and otherwise treat such payments as a Borrowing comprised of Base Rate Advances to the Borrower.

         Section 2.02.    Method of Borrowing.

         (a) Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing, given not later than (i) 11:00 a.m. (Dallas, Texas, time) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Rate Advance or (ii) 10:00 a.m. (Dallas, Texas, time) on the Business Day of the proposed Borrowing, in the case of a Base Rate Advance, by the Borrower to the Agent, which shall give to each Bank prompt notice and use best efforts to give notice not later than 12:00 p.m. (Dallas, Texas, time) on the day of receipt of timely Notice of Borrowing of such proposed Borrowing by telecopier or telex. Each Notice of a Borrowing shall be by telecopier or telex, confirmed immediately in writing specifying the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of Eurodollar Rate Advances, Interest Period for each such Advance. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Agent shall promptly notify each Bank of the applicable interest rate under Section 2.06(b). Each Bank shall (i) in the case of all Borrowings other than Borrowings made on the same day as the day the Notice of Borrowing is received, before 11:00 a.m. (Dallas, Texas, time) on the date of such Borrowing and (ii) in the case of Borrowings made on the same day as the date of the Notice of Borrowing, before 1:00 p.m. (Dallas, Texas, time), make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 9.02, or such other location as the Agent may specify by notice to the Banks, in same day funds, in the case of a Borrowing, such Bank's Pro Rata Share of such Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent shall make such funds available to the Borrower at its account with the Agent.

         (b) Conversions and Continuations. In order to elect to Convert or continue an Advance under this Section, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Agent at the Agent's office no later than 11:00 a.m. (Dallas, Texas, time) (i) the Business Day of the proposed conversion date in the case of a Conversion to a Base Rate Advance and (ii) at least two Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurodollar Rate Advance. Each such Notice of Conversion or Continuation shall be in writing or by telex or telecopier, confirmed immediately in writing specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the amount and Type of the Advance to be Converted or continued, (iii) whether a Conversion or continuation is requested, and if a Conversion, into what Type of Advance, and (iv) in the case of a Conversion to, or a continuation of, a Eurodollar Rate Advance, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Agent shall provide each Bank with a copy thereof and, in the case of a Conversion to or a Continuation of a Eurodollar Rate Advance, notify each Bank of the applicable interest rate under Section 2.06(b). If the Borrower fails to elect to continue or Convert any Borrowing comprised of Eurodollar Advances at the end of the applicable Interest Period therefor, or the Borrower is unable to satisfy the requirements for the making of a Borrowing comprised of Eurodollar Advances under the terms and conditions of this Agreement for any reason at such time, such Borrowing shall be Converted to a Borrowing comprised of Base Rate Advances on the last day of the applicable Interest Period for such Borrowing. For purposes of this Agreement, any continuation of or Conversion into a Borrowing comprised of Eurodollar Advances shall constitute a new Borrowing hereunder.

         (c)     Certain Limitations.  Notwithstanding anything in paragraphs
(a) and (b) above:

              (i) (A) if any Bank shall, at least one Business Day before the date of any requested Borrowing, notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until such Bank shall notify the Agent that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and (B) such Bank agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank;

             (ii) if the Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

            (iii) if the Majority Banks shall, at least one Business Day before the date of any requested Borrowing, notify the Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing shall not adequately reflect the cost to such Banks of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and

             (iv) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01 and paragraph (b) above, the Agent shall forthwith so notify the Borrower and the Banks and such Advances shall be made available to the Borrower on the date of such Borrowing as Base Rate Advances or, if an existing Advance, Convert into Base Rate Advances.

         (d) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower.
In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Bank against any loss, out-of-pocket cost or expense actually incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

         (e) Agent Reliance. Unless the Agent shall have received notice from a Bank before the date of any Borrowing that such Bank shall not make available to the Agent such Bank's Pro Rata Share of a Borrowing, the Agent may assume that such Bank has made its Pro Rata Share of such Borrowing available to the Agent on the date of such Borrowing in accordance with paragraph (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made its Pro Rata Share of such Borrowing available to the Agent, such Bank and the Borrower severally agree to immediately repay to the Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at
(i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Rate for such day. If such Bank shall repay to the Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Bank's Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

         (f) Bank Obligations Several. The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, to make its Advance on the date of such Borrowing. No Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.

         (g) Notes. The indebtedness of the Borrower to each Bank resulting from Advances owing to such Bank shall be evidenced by a Note and the indebtedness of the Borrower resulting from Swing Loans shall be evidenced by the Swing Note.

         Section 2.03.    Fees.

         (a) Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Bank a commitment fee on the average daily amount by which such Bank's Commitment exceeds the sum of such Bank's outstanding Advances, Pro Rata Share of the Letter of Credit Exposure, and Pro Rata Share of the aggregate outstanding principal amount of the Swing Loans from the date of this Agreement until the Maturity Date at the rate per annum equal to the Applicable Margin specified for the commitment fee. The commitment fee described above shall be due and payable quarterly in arrears on the last day of each calendar quarter and on the Maturity Date.

         (b)     Letter of Credit Fees.

                 (i) For each Letter of Credit issued by the Issuing Bank, the Borrower shall pay to the Agent for the benefit of the Issuing Bank a letter of credit fee equal to 0.125% per annum on the face amount of such Letter of Credit for the term of such Letter of Credit, with a minimum fee of $500.

                 (ii) For each Letter of Credit issued by the Issuing Bank, the Borrower shall pay to the Agent for the ratable benefit of the Banks a letter of credit fee equal to the Applicable Margin per annum for Letters of Credit less 0.125% per annum on the face amount of such Letter of Credit for the term of such Letter of Credit.

                 (iii) Each such fee shall be payable in arrears on the last day of each calendar quarter and on the Maturity Date.

         Section 2.04. Termination of Commitments. The Borrower may terminate the aggregate of the Commitments in increments of $5,000,000 or more in integral multiples of $1,000,000 provided that the aggregate of the Commitments may not be less than the sum of the aggregate outstanding principal amount of Advances plus the Letter of Credit Exposure plus the aggregate outstanding principal amount of the Swing Loans. All requests to terminate any portion of the aggregate of the Commitments shall be made by Borrower to the Agent, and the Agent shall promptly inform each Bank of such request. Three Business Days after the Agent receives the request, subject to the terms of this Section 2.04, each Bank's Commitment shall be proportionately terminated. Any reduction or termination of the Commitments pursuant to this Section 2.04 shall be permanent, with no obligation of the Banks to reinstate such Commitments and the commitment fees provided for in Section 2.03(a) shall thereafter be computed on the basis of the Commitments, as so reduced.

         Section 2.05. Repayment. The Borrower shall pay to the Agent for the benefit of the Banks the outstanding principal amount of each Advance on the Maturity Date and shall pay to NationsBank the outstanding principal amount of the Swing Loans on the Maturity Date.

         Section 2.06. Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Bank from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

         (a) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times to the lesser of (i) the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances and (ii) the Maximum Rate, payable in arrears on the last day of each calendar quarter and on the date such Base Rate Advance shall be paid in full.

         (b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the lesser of (i) the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Rate Advances and (ii) the Maximum Rate, payable on the last day of such Interest Period, and, in the case of six-month Interest Periods, on the day which occurs during such Interest Period three months from the first day of such Interest Period.

         (c) Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to each Bank, so long as any such Bank shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Bank, from the later of (i) the date of such Advance and (ii) the date such reserve requirement is imposed until the earlier of (A) the date such principal amount is paid in full and (B) the date such reserve requirement is suspended, at an interest rate per annum equal at all times to the remainder obtained by subtracting (1) the Eurodollar Rate for the Interest Period for such Advance from (2) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest payable to any Bank shall be determined by such Bank and notified to the Borrower through the Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error). Each Bank agrees to use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.

         (d) Default Interest. Upon the occurrence and during the continuance of an Event of Default, (i) all Base Rate Advances shall bear interest, payable on demand, at a rate per annum equal at all times to the lesser of (A) the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances plus 2.00% and (B) the Maximum Rate and (ii) all Eurodollar Rate Advances shall bear interest, payable on demand, at a rate per annum equal at all times to the lesser of (A) the greater of (1) the Adjusted Base Rate in effect from time to time plus 2.00% plus the Applicable Margin for Base Rate Advances and (2) the rate required to be paid on such Advance immediately prior to the date on which such amount became due plus 2.00% and (B) the Maximum Rate.

         (e) Usury Recapture. In the event the rate of interest chargeable by a Bank under this Agreement or the Notes held by such Bank at any time is greater than the Maximum Rate for such Bank, the unpaid principal amount of such Notes shall bear interest at the Maximum Rate for such Bank until the total amount of interest paid or accrued on such Notes equals the amount of interest which would have been paid or accrued on such Notes if the stated rates of interest set forth in this Agreement had at all times been in effect.

         In the event, upon payment in full of such Notes, the total amount of interest paid or accrued under the terms of this Agreement and such Notes is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Agent for the account of such Bank an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on such Notes if the Maximum Rate for such Bank had, at all times, been in effect and (B) the amount of interest which would have accrued on such Notes if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid or accrued under this Agreement on such Notes.

         In the event any Bank ever receives, collects or applies as interest any sum in excess of the Maximum Rate for such Bank, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Notes held by such Bank, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

         Section 2.07.    Prepayments.

         (a) Right to Prepay. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.07.

         (b) Optional. The Borrower may elect to prepay any of the Advances, after giving by 11:00 a.m. (Dallas, Texas, time) (i) in the case of Eurodollar Rate Advances, at least three Business Days' or (ii) in case of Base Rate Advances, same Business Day's prior written notice to the Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date. Each partial prepayment of Eurodollar Advances shall be in an aggregate principal amount not less than $1,000,000.

         (c)     Mandatory.

              (i) On the date of each reduction of the aggregate Commitments pursuant to Section 2.04, the Borrower agrees to make a prepayment in respect of the outstanding amount of Advances to the extent, if any, that the aggregate unpaid principal amount of all Advances plus the Letter of Credit Exposure plus the aggregate outstanding principal amount of the Swing Loans exceeds the Commitment, as so reduced.

             (ii) If at any time during the term of this Agreement, the aggregate outstanding principal amount of Advances plus the Letter of Credit Exposure plus the aggregate outstanding principal amount of the Swing Loans exceeds the Borrowing Base, the Borrower shall immediately upon demand pay to the Agent for the benefit of the Banks for application against the Advances as directed by the Borrower an amount equal to the amount of such excess, including any unpaid accrued interest on the principal amount prepaid.

            (iii) Each prepayment pursuant to this Section 2.07(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to
         Section 2.08 as a result of such prepayment being made on such date.

         (d) Illegality. If any Bank shall notify the Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful for such Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Bank then outstanding hereunder,
(i) the Borrower shall, no later than 11:00 a.m. (Dallas, Texas, time), (A) if not prohibited by law or regulation to maintain such Eurodollar Rate Advances for the duration of the Interest Period, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance or (B) if prohibited by law or regulation to maintain such Eurodollar Rate Advances for the duration of the Interest Period, on the second Business Day following its receipt of such notice prepay all of the Eurodollar Rate Advances of all of the Banks then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date, (ii) each Bank shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Bank, and (iii) the right of the Borrower to select Eurodollar Rate Advances for any subsequent Borrowing shall be suspended until the Bank which gave notice referred to above shall notify the Agent that the circumstances causing such suspension no longer exist. Each Bank agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.

         (e) Ratable Payments; Effect of Notice. Each payment of any Advance pursuant to this Section 2.07 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part. All notices given pursuant to this Section 2.07 shall be irrevocable and binding upon the Borrower.

         Section 2.08. Breakage Costs. If (a) any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance as a result of any payment pursuant to Section 2.07 or the acceleration of the maturity of the Notes pursuant to Article VII or (b) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, the Borrower shall, within 10 days of any written demand sent by any Bank to the

Borrower through the Agent, pay to the Agent for the account of such Bank any amounts (without duplication of any other amounts payable in respect of breakage costs) required to compensate such Bank for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advance. Each Bank shall give the Agent and the Borrower a written notice detailing its calculation of any costs payable under this Section 2.08 and such calculation shall be conclusive and binding, absent manifest error.

         Section 2.09.    Increased Costs.

         (a) Eurodollar Rate Advances. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Bank (with a copy of such demand to the Agent), immediately pay to the Agent for the account of such Bank additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Bank for such increased cost; provided, however, that, before making any such demand, each Bank agrees to use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Agent by such Bank shall be conclusive and binding for all purposes, absent manifest error.

         (b) Capital Adequacy. If any Bank or the Issuing Bank determines in good faith that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) implemented or effective after the date of this Agreement affects or would affect the amount of capital required or expected to be maintained by such Bank or the Issuing Bank or any corporation controlling such Bank or the Issuing Bank and that the amount of such capital is increased by or based upon the existence of such Bank's commitment to lend or the Issuing Bank's commitment to issue the Letters of Credit and other commitments of this type, then, upon

30 days prior written notice by such Bank or the Issuing Bank (with a copy of any such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Bank or to the Issuing Bank, as the case may be, from time to time as specified by such Bank or the Issuing Bank, additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Bank or the Issuing Bank, in light of such circumstances, (i) with respect to such Bank, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank's commitment to lend under this Agreement and (ii) with respect to the Issuing Bank, to the extent that the Issuing Bank reasonably determines such increase in capital to be allocable to the issuance or maintenance of the Letters of Credit. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Bank or the Issuing Bank shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall not be obligated to compensate any Bank or the Issuing Bank pursuant to this paragraph (b) for reduced return accruing prior to the date which is 90 days before such Bank or the Issuing Bank requests compensation; provided that if any law, rule or regulation, or interpretation or administration thereof, or any request or directive giving rise to reduced returns has retroactive effect, such Bank or the Issuing Bank shall be entitled to claim compensation under this paragraph for the period commencing on such date of retroactive effect through the date of adoption or change or promulgation thereof without regard to the foregoing limitation.

         (c) Letters of Credit. If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, the Issuing Bank or (ii) impose on the Issuing Bank any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit (which increase in cost shall be determined by the Issuing Bank's reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by the Issuing Bank, the Borrower shall pay to the Issuing Bank, from time to time as specified by the Issuing Bank, additional amounts which shall be sufficient to compensate the Issuing Bank for such increased cost. The Issuing Bank agrees to use commercially reasonable efforts (consistent with internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office for the booking of its Letters of Credit if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of the Issuing Bank, be otherwise disadvantageous to the Issuing Bank. A certificate as to such increased cost incurred by the Issuing Bank, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by the Issuing Bank to the Borrower, shall be conclusive and binding for all purposes, absent manifest error.

         Section 2.10.    Payments and Computations.

         (a) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 11:00 a.m. (Dallas, Texas, time) on the day when due in Dollars to the Agent at the location referred to in the Notes (or such other location as the Agent shall designate in writing to the Borrower) in same day funds. The Agent shall promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Agent, the Issuing Bank, NationsBank, or a specific Bank pursuant to Section 2.01(b), 2.03(b), 2.06(c), 2.08, 2.09, 2.11, or 2.13, but after taking into account payments effected pursuant to Section 9.04) in accordance with each Bank's Pro Rata Share to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank or the Issuing Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

         (b) Computations. All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the Federal Funds Rate, and of fees shall be made by the Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

         (c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

         (d) Agent Reliance. Unless the Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Banks that the Borrower shall not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank, together with interest, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate for such day.

         Section 2.11.    Taxes.

         (a) No Deduction for Certain Taxes. Any and all payments by the Borrower shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank, the Issuing Bank, and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank, the Issuing Bank, or the Agent (as the case may be) is organized or any political subdivision of the jurisdiction (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes") and, in the case of each Bank and the Issuing Bank, Taxes by the jurisdiction of such Bank's Applicable Lending Office or any political subdivision of such jurisdiction. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Bank, the Issuing Bank, or the Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), such Bank, the Issuing Bank, or the Agent (as the case may
be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if the Borrower's obligation to deduct or withhold Taxes is caused solely by such Bank's, the Issuing Bank's, or the Agent's failure to provide the forms described in paragraph (e) of this
Section 2.11 and such Bank, the Issuing Bank, or the Agent could have provided such forms, no such increase shall be required; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

         (b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as "Other Taxes").

         (c) Indemnification. The Borrower indemnifies each Bank, the Issuing Bank, and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by such Bank, the Issuing Bank, or the Agent (as the case may be) and any liability (including interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Each payment required to be made by the Borrower in respect of this indemnification shall be made to the Agent for the benefit of any party claiming such indemnification within 30 days from the date the Borrower receives written demand detailing the calculation of such amounts therefor from the Agent on behalf of itself as Agent, the Issuing Bank, or any such Bank. If any Bank, the Agent, or the Issuing Bank receives a refund in respect of any taxes paid by the Borrower under this paragraph (c), such Bank, the Agent, or the Issuing Bank, as the case may be, shall promptly pay to the Borrower the Borrower's share of such refund.

         (d) Evidence of Tax Payments. The Borrower shall pay prior to delinquency all Taxes payable in respect of any payment. Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment of such Taxes.

         Section 2.12. Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of the Advances made by it in excess of its Pro Rata Share of payments on account of the Advances or Letter of Credit Obligations obtained by all the Banks, such Bank shall notify the Agent and forthwith purchase from the other Banks such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably in accordance with the requirements of this Agreement with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank's ratable share (according to the proportion of (a) the amount of the participation sold by such Bank to the purchasing Bank as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Bank's ratable share (according to the proportion of (a) the amount of such Bank's required repayment to the purchasing Bank to (b) the total amount of all such required repayments to the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.12 may, to the fullest extent permitted by law, unless and until rescinded as provided above, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

         Section 2.13.    Letters of Credit.

         (a) Issuance. From time to time from the date of this Agreement until three months before the Maturity Date, at the request of the Borrower, the Issuing Bank shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the expiration date of Letters of Credit for the account of the Borrower on any Business Day. No Letter of Credit shall be issued, increased, or extended if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed $5,000,000 or the aggregate outstanding amount of the Advances plus the Letter of Credit Exposure plus the aggregate outstanding amount of the Swing Loans to exceed the lesser of (i) the aggregate outstanding Commitments or (ii) the Borrowing Base. No Letter of Credit shall be issued, increased, or extended (A) if such Letter of Credit has an Expiration Date later than the earlier of 18 months after the date of issuance thereof or the Maturity Date; (B) if such Letter of Credit is not in form and substance acceptable to the Issuing Bank in its sole discretion; (C) unless the Borrower has delivered to the Issuing Bank a completed and executed letter of credit application on the Issuing Bank's standard form; and (D) unless such Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 ("UCP") or any successor to the UCP. If the terms of any letter of credit application referred to in the foregoing clause (D) conflicts with the terms of this Agreement, the terms of this Agreement shall control.
On the date of the making of the initial Advance under this Agreement, each letter of credit issued and outstanding under the Existing Agreement shall be deemed to be a Letter of Credit issued and outstanding under this Agreement.

         (b) Participations. On the date of the making of the initial Advance under this Agreement and upon the date of the issuance or increase of a Letter of Credit, the Issuing Bank shall be deemed to have sold to each other Bank and each other Bank shall have been deemed to have purchased from the Issuing Bank a participation in the related Letter of Credit Obligations equal to such Bank's Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Bank shall promptly notify each such participant Bank by telex, telephone, or telecopy of each Letter of Credit issued or increased and the actual dollar amount of such Bank's participation in such Letter of Credit.

         (c) Reimbursement. The Borrower hereby agrees to pay on demand to the Issuing Bank for the benefit of the Banks in respect of each Letter of Credit an amount equal to any amount paid by the Issuing Bank under or in respect of such Letter of Credit. In the event the Issuing Bank makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower upon demand, the Issuing Bank shall give notice of such payment to the Agent and the Banks, and each Bank shall promptly reimburse the Issuing Bank for such Bank's Pro Rata Share of such payment, and such reimbursement shall be deemed for all purposes of this Agreement to constitute a Base Rate Advance to the Borrower from such Bank. If such reimbursement is not made by any Bank to the Issuing Bank on the same day on which the Issuing Bank shall have made payment on any such draw, such Bank shall pay interest thereon to the Issuing Bank at a rate per annum equal to the Federal Funds Rate. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Agent and the Banks to record and otherwise treat such payment under a Letter of Credit not immediately reimbursed by the Borrower as a Borrowing comprised of Base Rate Advances to the Borrower.

         (d) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

             (i) any lack of validity or enforceability of any Letter of Credit Documents;

             (ii) any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

            (iii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

             (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Bank would not be liable therefor pursuant to the following paragraph (e);

              (v) payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

             (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this paragraph (d) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit.

         (e) Liability of Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:

              (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

             (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

            (iii) payment by the Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

             (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING BANK'S OWN NEGLIGENCE),

except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (A) the Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) the Issuing Bank's willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit.

In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.


                                  ARTICLE III

                             CONDITIONS OF LENDING

         Section 3.01. Conditions Precedent to Initial Borrowings and Issuance of Letters of Credit. The obligation of each Bank to make its initial Advance as part of the initial Borrowing and of the Issuing Bank to issue the initial Letters of Credit is subject to the conditions precedent that:

         (a) Documentation. On or before the day on which the initial Borrowing is made or the initial Letters of Credit are issued, the Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Bank:

              (i) this Agreement with all exhibits and schedules attached hereto;

             (ii) the Notes dated as of the date hereof payable to the order of each of the Banks, respectively, and the Swing Note dated as of the date hereof payable to the order of NationsBank;

            (iii) a Guaranty executed by each of the Borrower's Subsidiaries (other than its Canadian Subsidiaries);

             (iv) the Pledge Agreement dated as of the date hereof made by the Borrower in favor of the Agent pledging 65% of the common stock of DGW Electronics Corporation to the Agent for the benefit of the Agent and the ratable benefit of the Banks, the stock certificates evidencing such common stock, and stock powers in blank in form acceptable to the Agent;

              (v) a certificate from the Chief Executive Officer, President or Chief Financial Officer of the Borrower dated as of the date of the initial Advance under this Agreement stating that as of such date (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects and (B) no Default has occurred and is continuing;

             (vi) copies, each certified as of the date of this Agreement by a Secretary or Assistant Secretary of the Borrower and each Guarantor (A) of the resolutions of the Board of Directors of the Borrower or such Guarantor, as the case may be, and authorizing the execution and delivery of each Credit Document to which such Person is a party and (B) of the certificate of incorporation and bylaws of the Borrower or such Guarantor, as the case may be;

            (vii) a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor dated as of the date of this Agreement certifying as of such date the names and true signatures of officers of the Borrower or such Guarantor, as the case may be, authorized to sign the Credit Documents to which such Person is a party;

           (viii) a favorable opinion of Schlanger, Mills, Moyer & Grossberg, L.L.P., counsel to the Borrower and the Guarantors, dated as of the date of this Agreement, in form and substance satisfactory to the Agent; and

             (ix) such other documents, governmental certificates, agreements, licenses, lien searches as the Agent or any Bank may reasonably request.

         (b) No Material Adverse Effect. No event or events which, individually or in the aggregate has had or is reasonably likely to cause a Material Adverse Effect shall have occurred.

         (c) Payment of Fees. The Borrower shall have paid the fees required by paragraph (b) of Section 2.03 when required by such paragraph and all costs and expenses which have been invoiced and are payable pursuant to
Section 9.04.

         (d) Termination of Existing Credit Agreement. The Existing Credit Agreement shall have been terminated in a manner reasonably satisfactory to the Agent and all of the Borrower's obligations thereunder and under the $5,000,000 Promissory Note dated December 15, 1995 by the Borrower payable to NationsBank shall have been repaid in full.

         Section 3.02. Conditions Precedent to all Borrowings and Issuances of Letters of Credit. The obligation of each Bank to fund an Advance on the occasion of each Borrowing

'and of the Issuing Bank to issue, increase, or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the issuance, increase, or extension of such Letter of Credit:

         (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance, increase, or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or the issuance, increase, or extension of such Letter of Credit such statements are true):

              (i)         the representations and warranties contained in
        Article IV of this Agreement and in the Guaranties and Security Documents are correct in all material respects on and as of the date of such Borrowing or the issuance or increase of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date and

             (ii) no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom; and

         (b) the Agent shall have received such other approvals, opinions or documents deemed necessary or desirable by any Bank as a result of circumstances occurring after the date of this Agreement, as any Bank through the Agent may reasonably request.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants as follows:

         Section 4.01. Organization, Standing and Qualification. Each Credit Party which is a corporation is duly and validly organized and existing and in good standing under the laws of its state of incorporation, and is authorized to do business and is in good standing in all jurisdictions in which such qualification or authorization is necessary or where the failure to be so qualified would not have a Material Adverse Effect. Each Credit Party which is a partnership is duly and validly formed and existing and, if applicable, in good standing under the laws of its state of formation, and is authorized to do business and, if applicable, is in good standing in all jurisdictions in which such qualification or authorization is necessary or where the failure to be so qualified would not have a Material Adverse Effect.

         Section 4.02. Authority. Each Credit Party has all corporate or partnership power and permits required to own and operate its properties and to carry on its businesses as it now conducted. The Credit Documents have each been duly authorized, executed, and delivered by and constitute legal, valid, and binding obligations of each Credit Party, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally.

         Section 4.03. Financial Condition. The Borrower has delivered to the Agent and the Banks the Financial Statements and the Interim Financial Statements. The Financial Statements and Interim Financial Statements are accurate in all material respects and present fairly in accordance with GAAP the financial condition of the Borrower as of their respective dates, except as set forth in the Financial Statements and Interim Financial Statements. Except as disclosed in Schedule 2 under "Contingent Liabilities", as of the date of this Agreement there are no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or material unrealized or anticipated losses of any Credit Party except as disclosed in the Financial Statements and Interim Financial Statements or notes thereto which are not either reserved against on, or disclosed in the notes to, the Financial Statements and Interim Financial Statements. No Material Adverse Effect has occurred since the date of the Financial Statements or the Interim Financial Statements.

         Section 4.04.    Litigation.  Except as specifically disclosed in
Schedule 2 under "Litigation," there are no actions, suits, or proceedings pending or, to the knowledge of the Borrower, threatened against any Credit Party at law, in equity, or in admiralty, or by or before any governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, or any arbitrator, which could result in the occurrence of a Material Adverse Effect.

         Section 4.05. Subsidiaries. The Borrower has no Subsidiaries other than those specifically disclosed in Schedule 2 under "Subsidiaries" and Subsidiaries formed after the date hereof in compliance with Section 5.07.

         Section 4.06. No Violation or Conflicts. No Credit Party is in violation of any provision of any loan or credit agreement, indenture, mortgage, deed of trust, security agreement, or other agreement or instrument evidencing or pertaining to any Debt of such Credit Party, and the execution and delivery of this Agreement, the consummation of the transactions and the execution and delivery of the instruments contemplated hereby, and fulfillment of the terms and compliance with the provisions hereof and thereof, shall not result in any violation or breach of any provisions of, or constitute a default under, any such agreement or instrument. No Credit Party is bound by any contract which could reasonably be expected to cause a Material Adverse Effect.

         Section 4.07. Defaults. No Default or Event of Default exists, and no Credit Party is in default under, nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under (a) any loan or credit agreement, indenture, mortgage, deed of trust, security agreement, or other agreement or instrument evidencing or pertaining to any Debt of any Credit Party or (b) any other material agreement or instrument to which any Credit Party is a party or by which any Credit Party is bound.

         Section 4.08. Investment Company Act. No Credit Party is an investment company within the meaning of the Investment Company Act of 1940, as amended, nor is, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

         Section 4.09. Public Utility Holding Company Act. No Credit Party is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company," or a "subsidiary company" of an "affiliate" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

         Section 4.10. Compliance with Laws, Etc. Each Credit Party (a) has been and is in compliance in all material respects with all applicable laws, rules, regulations, and orders applicable to such Credit Party, including ERISA and Environmental Laws, (b) has paid and discharged all applicable taxes, assessments, and governmental charges or levies imposed upon such Credit Party or any property of such Credit Party, and (c) has paid all lawful claims which if unpaid might become a Lien upon any property of such Credit Party, except and to the extent that the same are being contested in good faith by proper proceedings and for which reserves in conformity with GAAP, if required by such principles, have been provided for on the books of such Credit Party.

         Section 4.11 True and Complete Disclosure. All factual information furnished by or on behalf of any Credit Party in writing to the Agent or any Bank in connection with the Credit Documents and the transactions contemplated thereby is true and accurate in all material respects on the date as of which such information was dated or certified and does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein not misleading. All projections, estimates, and pro forma financial information furnished by any Credit Party were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.


                                  ARTICLE V

                            AFFIRMATIVE COVENANTS

So long as any Note or the Swing Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Bank shall have any Commitment hereunder, the Borrower shall and shall cause each other Credit Party to comply with the following covenants.

         Section 5.01 Information. The Borrower shall deliver to the Agent and the Banks:

         (a) as soon as available, but in any event within 90 days after the conclusion of each fiscal year of the Borrower, the audited consolidated financial statements of the Borrower including a balance sheet as of the end of such fiscal year and the related statements of income, retained earnings, and cash flow prepared in conformity with GAAP consistently applied, setting forth in each case in comparative form the figures for the previous fiscal year, together with a report thereon by independent certified public accountants of nationally recognized standing selected by the Borrower acceptable to the Agent and a certificate of such accountants stating that, in making the examination necessary for their above described report, they obtained no knowledge, except as specifically stated, of any Default or Event of Default;

         (b) as soon as available, but in any event within 45 days after the end of each Fiscal Quarter (or, with respect to each fourth Fiscal Quarter, within 90 days after the end of such Fiscal Quarter) an unaudited consolidated balance sheet of the Borrower as at the close of such Fiscal Quarter and the related consolidated statements of income, retained earnings, and cash flow for such Fiscal Quarter and for the three prior Fiscal Quarters setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter in the previous fiscal year, all of which shall be certified as accurate by an officer of the Borrower, together with a duly completed Compliance Certificate as of the end of such Fiscal Quarter;

         (c) as soon as available, but in any event within 30 days after the end of each calendar month, a listing and aging summary of all accounts receivable of each Credit Party for such month, and a duly completed Borrowing Base Certificate for such month;

         (d) promptly following the filing of any document with the Securities and Exchange Commission, a copy of the document filed with the Securities and Exchange Commission; and

         (e) from time to time, such other information concerning any Credit Party, its business, assets, properties, condition and operations as the Agent or any Bank may reasonably request.

         Section 5.02. Notification of Adverse Events. The Borrower shall give the Agent and the Banks prompt and full notice of:

         (a) all disputes, asserted claims, suits, or controversies if the aggregate potential loss by the Credit Parties not covered by insurance exceeds $1,000,000;

         (b)     the occurrence of any Default or Event of Default;

         (c) (i) any default by any Credit Party under any other agreement in which such Credit Party's liability or potential liability exceeds $1,000,000 and involving the potential exercise of foreclosure rights upon the assets of any Credit Party or (ii) the forfeiture by a Credit Party of any earnest money or escrow deposit in excess of $1,000,000 or the incurrence of liquidated damages in excess of $1,000,000; and

  (d)     any other event or occurrence which would cause a Material Adverse
Effect.

         Section 5.03. Inspection. The Agent and any Bank, or its their representatives, may during normal business hours and upon 24 hours advance notice, inspect the books, records, assets, and properties of any Credit Party and, with respect to financial and accounting records, make copies thereof and take extracts therefrom, and each Credit Party agrees to assist in any such inspections.

         Section 5.04.    Compliance with Laws, Etc.  Each Credit Party shall
(a) comply in all material respects with all applicable laws, rules, regulations, and orders applicable to such Credit Party, including ERISA and Environmental Laws, (b) pay and discharge all applicable taxes, assessments, and governmental charges or levies imposed upon such Credit Party or any property of such Credit Party, and (c) pay all lawful claims which if unpaid might become a Lien upon any property of such Credit Party; provided that no Credit Party shall be required to comply with any laws, pay any taxes, or pay any claims which are being contested in good faith by proper proceedings and for which reserves in conformity with GAAP, if required by such principles, have been provided for on the books of such Credit Party.

         Section 5.05. Conduct of Business and Financial Affairs. Except for mergers, consolidations, or liquidations permitted by Section 6.05, each Credit Party shall (a) take all such actions as from time to time may be necessary to preserve and keep in full force and effect the existence of and all rights, franchises and privileges material to the business of any Credit Party; (b) remain qualified in each jurisdiction in which such qualification is necessary in view of its business and operations and the ownership of its properties, except where the failure to be so qualified would not have a Material Adverse Effect; and (c) continue to conduct and operate its business and financial affairs substantially as such affairs are presently conducted and operated.

         Section 5.06. Insurance. Each Credit Party shall maintain insurance with responsible companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas where such Credit Party operates.

         Section 5.07. Guaranties; Pledge Agreements. The Borrower shall cause each of its Subsidiaries, other than the Canadian Subsidiaries, to promptly execute and deliver to the Agent a Guaranty in substantially the form of Exhibit C with such modifications thereto as the Agent may reasonably request. The Borrower shall cause 65% of the stock of each of the Canadian Subsidiaries to be pledged to the Agent under a Pledge Agreement in substantially the form of Exhibit D with such modifications thereto as the Agent may reasonably request to the extent such interests can be pledged to the Agent without causing deemed distributions of the income of the Canadian Subsidiaries to the Borrower under the Code. In connection with the subsequent execution of any Guaranties or the pledging additional securities under the Pledge Agreements, the Borrower shall provide corporate documentation and opinion letters reasonably satisfactory to the Agent reflecting the corporate status of any new Subsidiaries of the Borrower and the enforceability of documents.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

         So long as any Note or the Swing Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit remain outstanding, or any Bank shall have any Commitment, the Borrower shall and shall cause each other Credit Party to comply with the following covenants.

         Section 6.01. Debt. No Credit Party shall create, assume, incur, suffer to exist, or in any manner become liable, directly or indirectly, in respect to any Debt other than:

         (a) Debt in the form of indebtedness to the Agent and the Banks under this Agreement and the Credit Documents and Debt owed to NationsBank under the Swing Note;

         (b) Debt in the form of indebtedness listed in Schedule 2 under "Debt and Liens" and any extensions, rearrangements, and refinancings thereof which do not increase the principal amount thereof;

         (c)     (i) unsecured term Debt not otherwise permitted under this
Section 6.01 in an original principal amount not to exceed $15,000,000; provided that (A) if any such Debt includes a negative pledge, such negative pledge shall be no more restrictive than Section 6.03, (B) the average life of any such Debt is not less than five years on the date of incurrence of such Debt, (C) on the date of incurrence of such Debt no Default shall have occurred and be continuing or be caused thereby, and (D) the other terms and conditions of any such Debt shall otherwise be reasonably satisfactory to the Agent and the Majority Banks (but such terms may include guaranties by the Borrower's Subsidiaries that are pari passu with the Guaranties) and (ii) guaranties by the Borrower's Subsidiaries who are Guarantors of the Debt permitted under the foregoing clause (i) that are pari passu with the Guaranties;

         (d) Debt not otherwise permitted by this Section 6.01 in the form of long-term indebtedness of the Borrower for borrowed money provided that (i) the terms of such Debt are no more restrictive than this Agreement; (ii) the aggregate principal amount of such Debt outstanding at any time does not exceed the greater of (A) $10,000,000 or (B) 20% of the Consolidated Net Worth of the Borrower at such time; and (iii) on the date of incurrence of such Debt no Default shall have occurred and be continuing or be caused by the incurrence thereof;

         (e) Debt not otherwise permitted by this Section 6.01 in the form of capitalized leases and purchase money indebtedness, provided that (i) the aggregate principal amount of such Debt outstanding at any time does not exceed the greater of (A) $10,000,000 or (B) 20% of the Consolidated Net Worth of the Borrower at such time and (ii) on the date of incurrence of such Debt no Default shall have occurred and be continuing or be caused by the incurrence thereof;

         (f) Debt in the form of indebtedness owed by wholly-owned Subsidiaries of the Borrower to the Borrower; provided that any such Debt owed by a Canadian Subsidiary shall be incurred and maintained in compliance with
Section 6.07; and

         (g) Debt (i) existing at the time a Person becomes a Subsidiary of the Borrower or (ii) assumed in connection with the acquisition of assets from another Person, other than Debt incurred in connection with, or in contemplation of such Person becoming a Subsidiary or such acquisition, as the case may be; provided that no Default shall have occurred and be continuing or be caused by such Person becoming a Subsidiary or by such assumption.

         Section 6.02. Other Obligations. No Credit Party shall create, assume, incur, suffer to exist, or in any manner become liable, directly or indirectly, in respect to any unfunded vested benefits under any deferred compensation plan, pension plan, or other similar obligation except for such obligations of the Borrower not to exceed an aggregate outstanding amount of $10,000,000.

         Section 6.03. Liens. No Credit Party shall create, assume, incur, or suffer to exist any Lien on any of its assets whether now owned or hereafter acquired except:

         (a)     Liens securing the Credit Obligations;

         (b) Liens disclosed in Schedule 2 under "Debt and Liens" provided that each such Lien secures only the Debt described to be secured by such Lien in such Schedule and such Lien is not spread to cover any additional property;

         (c) Liens securing the Debt permitted by Section 6.01(c); provided that (i) such Liens only encumber assets also securing the Credit Obligations and are pari passu with, or junior in priority to, the Liens securing the Credit Obligations, (ii) the Agent has the right to share for its benefit and the ratable benefit of the Banks such Lien and the proceeds therefrom pro rata based on the outstanding amount of the Debt secured, and (iii) the Agent for its benefit and the ratable benefit of the Banks and the lender of such Debt have entered into an intercreditor agreement reasonably satisfactory to the Agent;

         (d) Liens securing capitalized leases and purchase money indebtedness permitted under Section 6.01(e); provided that each such Lien secures only the Debt incurred in connection with the acquisition of the Property covered by such Lien and such Lien is not spread to cover any additional property;

         (e) Liens securing the Debt permitted by Section 6.01(g); provided that such Liens only secure such Debt and do not spread to cover any property other than the Property of the new Subsidiary or the assets acquired; and

         (f) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens, and other similar liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days, Liens for taxes, assessments, or other governmental charges which are not yet due or which are being actively contested in good faith by appropriate proceedings, and other Liens arising in the ordinary course of business which are not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially detract from the value of its property or its assets or materially impair the use thereof in the operation of its business.

         Section 6.04. Negative Pledge. No Credit Party shall (a) except with respect to specific property encumbered to secure payment of Debt related to such property and permitted by this Agreement, make any promise or agreement that imposes restrictions greater than those under this Agreement upon the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or (b) make any promise or agreement with another Person promising or agreeing to restrict its ability to make payments of money, whether in the form of dividends, principal, interest, loans, investments, or any other form, to any shareholder of such Credit Party which is a Credit Party.

         Section 6.05. Corporate Transactions. No Credit Party shall (a) enter into any merger, consolidation, or amalgamation, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), (b) convey, sell, lease, assign, transfer, or otherwise dispose of any of its property, business, or assets (other than inventory in the ordinary course or business), or (c) make any material change in its present method of conducting business, except that any Credit Party may merge or consolidate with or into any Person, any Credit Party may sell, lease, assign, transfer, or otherwise dispose of its property, business, or assets to any Person, and any Subsidiary of the Borrower may liquidate so long as such transaction does not:

              (i) cause the Borrower to be merged or consolidated with or into any Person if the Borrower is not the continuing or surviving Person;

             (ii) cause any Subsidiary to be merged or consolidated with or into any Person or liquidate if the Borrower or any Subsidiary is not the continuing or surviving Person or if the Borrower does not receive the proceeds or assets in connection with a liquidation;

            (iii) cause the Borrower or any Subsidiary to be merged or consolidated with or into any Person that is not the Borrower or any Subsidiary unless the Agent is given advance written notice thereof;

             (iv) cause the sale, lease, assignment, transfer, or other disposition of property or assets of the Borrower and its Subsidiaries to any Person other than the Borrower in any fiscal year of the Borrower with a fair market value of more than the greater of (A) $5,000,000 or (B) 10% of the Borrower's Consolidated Net Worth as of the beginning of such fiscal year;

              (v) cause the Borrower or any Subsidiary or all or substantially all of the assets of the Borrower or any Subsidiary to be subject to liabilities which would reasonably be expected to cause any Material Adverse Effect; or

             (vi) occur when a Default or an Event of Default has occurred and is continuing or cause any Default or Event of Default or any circumstances which would reasonably be expected to cause any Default or Event of Default.

         Section 6.06. Acquisitions. No Credit Party shall directly or indirectly purchase or acquire, whether in one or more related transactions all or substantially all of the assets, liabilities, or securities of a Person, a division or business unit of a Person, or any related group of the foregoing or any related group of assets, liabilities, or securities of any Person unless
(a) no Default or Event of Default exists and the making the purchase or acquisition would not cause a Default or Event of Default, (b) the purchased or acquired Person is in the same business as the purchasing or acquiring Credit Party, and (c) the purchase or acquisition is not hostile, as reasonably determined by the Agent.

         Section 6.07. Investments. No Credit Party shall purchase or otherwise acquire, hold, or invest in the securities (whether capital stock or instruments evidencing debt) of, or make loans or advances to, or enter into any arrangement for the purpose of providing funds or credit to any other Person (any such investment, loan, advance, or arrangement, being an "Investment"), except:

         (a) Investments in the Borrower and Subsidiaries (including any Subsidiaries created or acquired by the Borrower after the date of this Agreement) of the Borrower organized under a jurisdiction of the United States and having all material assets in the United States ;

         (b) Investments in the Canadian Subsidiaries in an aggregate amount outstanding at any time not to exceed $12,000,000;

         (c)     Liquid Investments;

         (d) investments in the form of accounts receivable from customers of any Credit Party arising in the ordinary course of business;

         (e)     Investments disclosed in Schedule 2 under "Investments"; and

         (f) Investments selected by the Borrower (other than Investments in the Canadian Subsidiaries) in an aggregate amount outstanding at any time not to exceed $5,000,000.

         Section 6.08. Transactions with Affiliates. No Credit Party shall enter into any transaction directly or indirectly with or for the benefit of an Affiliate except that any Credit Party may enter into a transaction with an Affiliate for the leasing of property, the rendering or receipt of services, or the purchase or sale of inventory or other assets in the ordinary course of business if the monetary or business consideration arising from such a transaction would be substantially as advantageous to such Credit Party as the monetary or business consideration which it would obtain in a comparable arm's length transaction.

         Section 6.09. Lines of Business. Each Credit Party shall not change the character of its business as conducted on the date of this Agreement, or engage in any type of business not reasonably related to its business as presently and normally conducted except a Credit Party may acquire a business or entity with an unrelated line of business so long as the unrelated line of business is not a material part of the acquired business or entity or such Credit Party divests the unrelated line of business within a reasonable period of time not to exceed 12 months.

         Section 6.10. Use of Proceeds. The proceeds of the Advances and the Letters of Credit shall be used by the Borrower only for acquisitions, general corporate and working capital purposes. The Borrower shall not, directly or indirectly, use any part of such proceeds for any purpose which violates, or is inconsistent with, Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System.

         Section 6.11.    Financial Covenants.

         (a) The Borrower shall not permit, as of the last day of any Fiscal Quarter, the Consolidated Tangible Net Worth of the Borrower to be less than the sum of (i) $30,045,750, plus (ii) 50% of the cumulative quarterly consolidated net earnings of the Borrower determined at the end of each Fiscal Quarter during which the Borrower has positive consolidated net earnings (and therefore without reduction for any quarterly consolidated net losses) since September 30, 1995, plus (iii) 75% of the net proceeds or net increase in equity resulting from any sale or issuance of any stock of the Borrower or its Subsidiaries, net (but not less than zero) of any repurchases of any common stock of the Borrower, since September 30, 1995 (including the value added to the Borrower's balance sheet from any conversion of convertible Debt).

         (b) The Borrower shall not permit, as of the last day of any Fiscal Quarter, the Consolidated Leverage Ratio of the Borrower to be greater than 0.55 to 1.00.

         (c) The Borrower shall not permit, as of the last day of any Fiscal Quarter, the Consolidated Quick Ratio of the Borrower to be less than
1.00 to 1.00.

         (d) The Borrower shall not permit, as of the last day of any Fiscal Quarter, the Consolidated Fixed Charge Coverage Ratio of the Borrower for the preceding four Fiscal Quarters to be less than 1.50 to 1.00.

         Section 6.12. Restricted Payments. The Borrower will not make or pay any dividend or other distribution (in cash, property, or otherwise) on, or any payment for the purchase, redemption or other acquisition of, any shares of its capital stock (any "Restricted Payment"), other than dividends payable in the Borrower's common stock, if (a) the amount of such Restricted Payments after September 30, 1995 would exceed $6,500,000 plus the net cash proceeds the Borrower receives from the issuance of any common stock after the date hereof plus 25% of the Borrower's cumulative consolidated net income from September 30, 1995 or (b) a Default exists or would result therefrom.

                                  ARTICLE VII

                              DEFAULT AND REMEDIES

         Section 7.01. Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under any Credit
Document:

         (a) (i) The Borrower defaults in the payment when due of any principal amount due under this Agreement, the Notes, or the Swing Note or (ii) the Borrower shall not pay within five days of when due interest or any other amount due and payable to the Agent or any Bank under the Credit Documents;

         (b) Any representation or warranty made by the Borrower in any Credit Document proves to have been in any material respect false or erroneous at the time it was made or deemed made;

         (c) The Borrower or any other Credit Party (i) fails to perform or observe any covenant contained in Article VI of this Agreement or any negative covenant or agreement contained in any other Credit Document or (ii) fails to perform any covenant contained in Article V this Agreement or any affirmative covenant or agreement in any other Credit Document and any such failure under this clause (ii) shall exist for 30 consecutive days after the earlier of the Borrower's receipt of notice from the Agent or any Bank of such failure or the date the Borrower has actual knowledge of such failure;

         (d) The Borrower shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least $1,000,000 in the aggregate (excluding Debt under the Credit Documents) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

         (e) Any Guaranty shall at any time and for any reason cease to be in full force and effect or shall be contested by any party thereto, or any party thereto shall deny it has any further liability or obligation thereunder, or any provision of any Guaranty shall be breached by any party thereto;

         (f) Any Security Document shall at any time and for any reason cease to create a first priority Lien on the property purported to be subject to such agreement subject only to the Liens permitted thereunder securing the obligations purported to be secured by such agreement, or cease to be in full force and effect, or shall be contested by any party thereto, and any such occurrence shall exist for 30 consecutive days after the earlier of the Borrower's receipt of notice from the Agent or any Bank of such occurrence or the date the Borrower has actual knowledge of such occurrence;

         (g) The Borrower or any Guarantor suffers a final judgment against it which, within 30 days from the date such judgment is entered, shall not have been discharged or execution thereof stayed pending appeal, unless such judgment is adequately covered by insurance or is for an amount less than $1,000,000;

         (h) The Borrower or any Guarantor (i) admits in writing its inability to pay its debts generally as they become due; (ii) files a petition in bankruptcy or a petition to take advantage of any insolvency act or other act for the relief or aid of debtors; (iii) makes an assignment for the benefit of its creditors; (iv) consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent or trustee of itself or of the whole or any substantial part of its property and assets; or (v) files a petition or answer seeking for itself, consenting to or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal bankruptcy laws or any other applicable law, or fails to deny the material allegations of, or to contest and cause to be dismissed within 60 days of the filing of any such petition filed against it;

         (i) A court of competent jurisdiction enters an order, judgment, or decree appointing, without the consent or acquiescence of the Borrower or any Guarantor, a receiver, liquidator, fiscal agent, or trustee for any such Person or the whole or any substantial part of its properties or assets, or approving a petition filed against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the Federal bankruptcy laws or any other applicable law or adjudicating the Borrower or such Guarantor as bankrupt, and such order, judgment, or decree shall remain unvacated or not set aside or unstayed for an aggregate of 60 days, whether or not consecutive;

         (j)     The occurrence of any Change of Control; or

         (k) The occurrence of any material adverse change in the business, financial condition, or results of operations of the Borrower since the date of the Interim Financial Statements.

Section 7.02. Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraphs (h) or (i) of Section 7.01) shall have occurred and be continuing, then, and in any such event,

         (a) the Agent (i) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the obligation of each Bank to make Advances and the obligation of the Issuing Bank to issue, increase, or extend Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the Notes, the Swing Note, all interest on the Notes and the Swing Note, the Letter of Credit Obligations, and all other amounts payable under the Credit Documents to be forthwith due and payable, whereupon the Notes, the Swing Note, all such interest, all such Letter of Credit Obligations and all other amounts under the Credit Documents shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower;

         (b) the Borrower shall, on demand of the Agent at the request or with the consent of the Majority Banks, deposit with the Agent into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for the Credit Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time; and

         (c) the Agent shall at the request, or may with the consent, of the Majority Banks proceed to enforce its rights under the Security Documents for the ratable benefit of the Banks by appropriate proceedings.

         Section 7.03. Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraphs (h) or (i) of Section 7.01 shall occur,

         (a) the obligation of each Bank to make Advances and the obligation of the Issuing Bank to issue, increase, or extend Letters of Credit shall immediately and automatically be terminated and the Notes, the Swing Note, all interest on the Notes and the Swing Note, all Letter of Credit Obligations, and all other amounts payable under the Credit Documents shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower;

         (b) the Borrower shall deposit with the Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Credit Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time; and

         (c) the Agent shall at the request, or may with the consent, of the Majority Banks proceed to enforce its rights under the Security Documents for the ratable benefit of the Banks by appropriate proceedings.

         Section 7.04.    Cash Collateral Account.

         (a) Pledge. The Borrower hereby pledges, and grants to the Agent for the benefit of the Banks, a security interest in all funds held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of the Credit Obligations, including all Letter of Credit Obligations owing to the Issuing Bank or any other Bank due and to become due from the Borrower to the Issuing Bank or any other Bank under this Agreement in connection with the Letters of Credit. Nothing in this Section 7.04, however, shall either obligate the Agent to require any funds to be deposited in the Cash Collateral Account or limit the right of the Agent, which it may exercise at any time and from time to time, to release to the Borrower any funds held in the Cash Collateral Account pursuant to the other provisions of this Section 7.04.

         (b) Application against Letter of Credit Obligations; Release of Funds. The Agent may, at any time or from time to time apply funds then held in the Cash Collateral Account to the payment of any Letter of Credit Obligations owing to the Issuing Bank, in such order as the Agent may elect, as shall have become or shall become due and payable by the Borrower to the Issuing Bank under this Agreement in connection with the Letters of Credit. So long as no Event of Default shall have occurred and be continuing, the Agent shall release to the Borrower at the Borrower's written request funds held in the Cash Collateral Account in an amount up to but not exceeding the excess, if any (immediately prior to the release of any such funds), of (i) the total amount of funds held in the Cash Collateral Account over (ii) the Letter of Credit Exposure.

         (c) Duty of Care. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

         Section 7.-05. Non-exclusivity of Remedies. No remedy conferred upon the Agent is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

         Section 7.06. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent, if any, specified by Section 7.02 to authorize the Agent to declare the Notes and any other amount payable hereunder due and payable pursuant to the provisions of Section 7.02 or the automatic acceleration of the Notes and all amounts payable under this Agreement pursuant to Section 7.03, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Note held by such Bank, and the other Credit Documents, irrespective of whether or not such Bank shall have made any demand under this Agreement, such Note, or such other Credit Documents, and although such obligations may be unmatured. Each Bank agrees to promptly notify the Borrower after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.


                                  ARTICLE VIII

                         THE AGENT AND THE ISSUING BANK

         Section 8.01. Authorization and Action. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof and of the other Credit Documents, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Credit Document (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, any other Credit Document, or applicable law.

         Section 8.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken (INCLUDING THE AGENT'S OWN NEGLIGENCE) by it or them under or in connection with this Agreement or the other Credit Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement or the other Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Document on the part of the Borrower or its Subsidiaries or to inspect the property (including the books and records) of the Borrower or its Subsidiaries; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Credit Document; and (f) shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

         Section 8.03. The Agent and Its Affiliates. With respect to its Commitment, the Advances made by it and the Note issued to it, the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent. The term "Bank" or "Banks" shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries, and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if the Agent were not an agent hereunder and without any duty to account therefor to the Banks.

         Section 8.04. Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the financial statements referred to in Section 4.03 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

         Section 8.05. Indemnification. The Banks severally agree to indemnify the Agent and the Issuing Bank and each affiliate thereof and their respective directors, officers, employees and agents (to the extent not reimbursed by the Borrower), according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent and the Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent or the Issuing Bank under this Agreement or any other Credit Document (INCLUDING THE AGENT'S AND THE ISSUING BANK'S OWN NEGLIGENCE), provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's and the Issuing Bank's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Document, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

         Section 8.06. Successor Agent and Issuing Bank. The Agent or the Issuing Bank may resign at any time by giving written notice thereof to the Banks and the Borrower and may be removed at any time with or without cause by the Majority Banks upon receipt of written notice from the Majority Banks to such effect. Upon receipt of notice of any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent or Issuing Bank with, if an Event of Default has not occurred and is not continuing, the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Agent or Issuing Bank shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Agent's or Issuing Bank's giving of notice of resignation or the Majority Banks' removal of the retiring Agent or Issuing Bank, then the retiring Agent or Issuing Bank may, on behalf of the Banks and the Borrower, appoint a successor Agent or Issuing Bank, which shall be a commercial bank meeting the financial requirements of an Eligible Assignee and, in the case of the Issuing Bank, a Bank. Upon the acceptance of any appointment as Agent or Issuing Bank by a successor Agent or Issuing Bank, such successor Agent or Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent or Issuing Bank, and the retiring Agent or Issuing Bank shall be discharged from its duties and obligations under this Agreement and the other Credit Documents, except that the retiring Issuing Bank shall remain the Issuing Bank with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Bank with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Bank until the termination of all such Letters of Credit. After any retiring Agent's or Issuing Bank's resignation or removal hereunder as Agent or Issuing Bank, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent or Issuing Bank under this Agreement and the other Credit Documents.


                                   ARTICLE IX

                                 MISCELLANEOUS

         Section 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks and the Borrower, do any of the following:
(a) waive any of the conditions specified in Section 3.01 or 3.02, (b) increase the Commitments of the Banks, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Credit Document, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (e) change the number of Banks which shall be required for the Banks or any of them to take any action hereunder or under any other Credit Document, (f) amend
Section 2.12 or this Section 9.01, (g) release any Guarantor from its obligations under any Guaranty; or (h) amend the definition of "Majority Banks"; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent or the Issuing Bank in addition to the Banks required above to take such action, affect the rights or duties of the

Agent or the Issuing Bank, as the case may be, under this Agreement or any other Credit Document.

         Section 9.02. Notices, Etc. All notices and other communications shall be in writing (including telecopy or telex) and mailed, telecopied, telexed, hand delivered or delivered by a nationally recognized overnight courier, if to the Borrower, at its address at 4201 Southwest Freeway, Houston, Texas 77027, Attention: Chief Financial Officer (telecopy: (713) 629-3949; telephone: (713) 627-9800); if to any Bank at its Domestic Lending Office specified opposite its name on Schedule 1; if to the Agent or the Issuing Bank, at its address at 700 Louisiana, Houston, Texas 77002, Attention: Mr. F. Scott Singhoff, Senior Vice President (telecopy: (713) 247-6719; telephone:
(713) 247-6961); and if a Notice of Borrowing or a Notice of Conversion or Continuation to the Agent at the Domestic Lending Office for the Agent specified opposite its name on Schedule 1 or, as to each party, at such other address or teletransmission number as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telexed or hand delivered or delivered by overnight courier, be effective three days after deposited in the mails, when telecopy transmission is completed, when confirmed by telex answer-back or when delivered, respectively, except that notices and communications to the Agent pursuant to Article II or VIII shall not be effective until received by the Agent.

         Section 9.03. No Waiver; Remedies. No failure on the part of any Bank, the Agent, or the Issuing Bank to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

         Section 9.04. Costs and Expenses. The Borrower agrees to pay on demand all out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other Credit Documents including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent and with respect to advising the Agent as to its rights and responsibilities under this Agreement, and all reasonable out-of-pocket costs and expenses, if any, of Agent the Issuing Bank, and each Bank (including, without limitation, reasonable counsel fees and expenses of the Agent, the Issuing Bank, and each Bank) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other Credit Documents.

         Section 9.05. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent, and when the Agent shall have, as to each Bank, either received a counterpart hereof executed by such Bank or been notified by such Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, the Issuing Bank, and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Bank.

         Section 9.06.    Bank Assignments and Participations.

         (a) Assignments. Any Bank may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it, the Notes held by it, and the participation interest in the Letter of Credit Obligations held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of such Bank's rights and obligations under this Agreement, (ii) the amount of the Commitments and Advances of such Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $5,000,000, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment, and (v) each Eligible Assignee (other than the Eligible Assignee of the Agent) shall pay to the Agent a $2,500 administrative fee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (B) such Bank thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

         (b) Term of Assignments. By executing and delivering an Assignment and Acceptance, the Bank thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:
(i) other than as provided in such Assignment and Acceptance, such Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Guarantors or the performance or observance by the Borrower or the Guarantors of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in
Section 4.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it shall perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

         (c) The Register. The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amount of the Advances owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent, the Issuing Bank, and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

         (d) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Bank and an Eligible Assignee, together with the Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if such Bank has retained any Commitment hereunder, a new Note to the order of such Bank in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the attached Exhibit E.

         (e) Participations. Each Bank may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, its participation interest in the Letter of Credit Obligations, and the Notes held by it); provided, however, that (i) such Bank's obligations under this Agreement (including, without limitation, its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Notes for all purposes of this Agreement,
(iv) the Borrower, the Agent, and the Issuing Bank and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and (v) such Bank shall not require the participant's consent to any matter under this Agreement, except for change in the principal amount of the Notes, reductions in fees or interest, or extending the Maturity Date. The Borrower hereby agrees that a Bank may pass through to any of its participants the same rights under Sections 2.08, 2.09, 2.11(c), and 9.07 to the extent of their respective participations, provided that no participant shall be able to collect in excess of amounts payable to the Bank selling to such participant under such Sections in respect of the interest sold to such participant or to collect any such amounts from the Borrower.

         (f) Confidentiality. Each Bank may furnish any information concerning the Borrower and its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants); provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any confidential information relating to the Borrower and its Subsidiaries received by it from such Bank. Such Bank shall promptly deliver a signed copy of any such confidentiality agreement to the Borrower.

         (g) Compliance with Securities Laws. All transfers of any interests in the Notes shall be in compliance with all applicable Federal and state securities laws.

         Section 9.07. Indemnification. The Borrower shall indemnify the Agent, the Banks, the Issuing Bank, and each affiliate thereof and their respective directors, officers, employees and agents from, and discharge, release, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from (i) any actual or proposed use by the Borrower or any Affiliate of the Borrower of the proceeds of any Advance, (ii) any breach by the Borrower of any provision of this Agreement or any other Credit Document, (iii) any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, or (iv) any requirement of Environmental Laws concerning or relating to the present or previously-owned or operated properties, or the operations or business, of the Borrower or any of its Subsidiaries, and the Borrower shall reimburse the Agent, the Issuing Bank, and each Bank, and each affiliate thereof and their respective directors, officers, employees and agents, upon demand for any reasonable out-of-pocket expenses (including legal fees) incurred in connection with any such investigation, litigation or other proceeding; AND EXPRESSLY INCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, OR EXPENSES INCURRED BY REASON OF THE PERSON BEING INDEMNIFIED'S OWN NEGLIGENCE, but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

         Section 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         Section 9.09. Survival of Representations, Etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Banks, none of which investigations shall diminish any Bank's right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.08, 2.09, 2.11(c), and 9.07 shall survive any termination of this Agreement and repayment in full of the Credit Obligations.

         Section 9.10. Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

         Section 9.11. Business Loans. The Borrower warrants and represents that the Loans evidenced by the Notes are and shall be for business, commercial, investment or other similar purposes and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One ("Chapter One") of the Texas Credit Code. At all such times, if any, as Chapter One shall establish a Maximum Rate, the Maximum Rate shall be the "indicated rate ceiling" (as such term is defined in Chapter One) from time to time in effect.

         Section 9.12. Usury Not Intended. It is the intent of the Borrower and each Bank in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including, without limitation, conflicts of law concepts, governing the Advances of each Bank including, without limitation, such applicable laws of the State of Texas and the United States of America from time to time in effect. In furtherance thereof, each Bank and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate applicable to such Bank or in excess of the maximum amount allowed by applicable usury laws (the "Maximum Amount") and that for purposes hereof "interest" shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate applicable to such Bank or the Maximum Amount, then such excess shall be deemed to be a mistake and such Bank shall credit the same on the principal of its Note (or if such Note shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Notes are accelerated by reason of any election of the Majority Banks resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration to any Bank that constitutes interest may never include more than the Maximum Rate for such Bank or the Maximum Amount and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Bank on its Notes (or, if its Notes shall have been paid in full, refunded to the Borrower of such interest). The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith. In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate or the Maximum Amount, the Borrower and each Banks shall to the maximum permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Notes held by such Bank all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Credit Obligations.

         Section 9.13. Governing Law. This Agreement, the Notes and the other Credit Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

EXECUTED as of the date first above written.

                                  BORROWER:

                                  STERLING ELECTRONICS CORPORATION


                                  By: /s/ MAC MCCONNELL
                                     -----------------------------------
                                          Mac McConnell
                                          Chief Financial Officer


                                  AGENT:

                                  NATIONSBANK OF TEXAS, N.A., as Agent


                                  By: /s/ F. SCOTT SINGHOFF
                                     -----------------------------------
                                          F. Scott Singhoff
                                          Senior Vice President


COMMITMENT:                       BANKS:

$25,000,000                       NATIONSBANK OF TEXAS, N.A.


                                  By: /s/ F. SCOTT SINGHOFF
                                     -----------------------------------
                                          F. Scott Singhoff
                                          Senior Vice President


$15,000,000                       TEXAS COMMERCE BANK NATIONAL
                                    ASSOCIATION


                                  By: /s/ C.D. KARGES
                                     -----------------------------------
                                          C. D. Karges
                                          Senior Vice President